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                                                                 Exhibit 23



The Board of Directors
Rollins Truck Leasing Corp.:


       We consent to incorporation by reference in Registration Statement No. 33-67682 filed on Form S-3 by Rollins Truck Leasing Corp. of our report dated October 22, 1996, relating to the consolidated balance sheets of Rollins Truck Leasing Corp. and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of earnings and cash flows and related schedules for each of the years in the three-year period ended September 30, 1996, which report appears on page 10 of this 1996 Annual Report on Form 10-K of Rollins Truck Leasing Corp.






                                                 KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
November 25, 1996